Exhibit 10.1

AMENDMENT NO. 1
MICHAEL S. JEFFRIES EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) to the Employment Agreement is made and entered into on April 12, 2010, by and between Abercrombie & Fitch Co., a Delaware corporation (the “Company”), and Michael S. Jeffries (the “Executive”).

R E C I T A L S

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement entered into as of December 19, 2008 (the “Employment Agreement”) pursuant to which the Executive is employed as the Company’s Chairman of the Board of Directors and Chief Executive Officer; and

WHEREAS, the Company and the Executive desire to amend the terms of the Employment Agreement as set forth herein, effective, except as specifically provided for herein, as of the date hereof, in order to modify certain perquisite arrangements pertaining to the Executive.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto hereby agree as follows:

1. Section 8 is amended in its entirety, effective as of January 31, 2010, to read as follows:

“8. Aircraft Travel. The Executive shall be provided, at the expense of the Company, with use of a private aircraft for business travel, both within and outside North America. In addition, the Executive shall be provided, at the expense of the Company, with limited use of a private aircraft for personal travel, both within and outside North America; provided, however, that the incremental cost to the Company of such personal use (as determined by the Company for purposes of Item 402 of SEC Regulation S-K) for each fiscal year during the Term ending on or after January 29, 2011 shall not exceed $200,000, subject to pro-ration for any partial fiscal year. The Executive and the Company shall enter a time sharing agreement, consistent with Federal Aviation Administration regulations, providing for the Executive’s reimbursement to the Company (on the terms and conditions set forth in the time sharing agreement), for his use of a private aircraft for any personal travel that exceeds the maximum incremental cost to the Company set forth in this Section 8. The Executive shall be solely responsible for any taxable income recognized by him in connection with the personal use of private aircraft and shall not be entitled to any tax gross up payments or other reimbursement from the Company in connection therewith.”

2. In consideration of the Executive entering into this Amendment, concurrently with the execution of this Amendment, the Company shall pay the Executive a lump sum cash payment in the amount of $4,000,000, less applicable withholdings for tax payments. In the event that the Executive’s employment with the Company terminates as a result of a termination by the Executive without Good Reason (as defined in the Employment Agreement) at any time prior to the expiration of the Term, the Executive shall be required to repay to the Company a “pro-rata portion” of the payment provided for in this paragraph 2. Such “pro-rata portion” shall be determined by multiplying $4,000,000 by a fraction, the numerator of which is the number of days between the Termination Date (as defined in the Employment Agreement) and February 1, 2014, and the denominator of which is the number of days between the date hereof and February 1, 2014. The pro-rata portion to be repaid shall be repaid to the Company no later than thirty (30) days following the Termination Date.

3. Except as expressly provided herein, the provisions of the Employment Agreement shall remain in full force and effect and are hereby ratified and confirmed.

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IN WITNESS WHEREOF, the parties have duly executed this Amendment No.1 as of the date first written above.

ABERCROMBIE & FITCH CO.

By: /s/ David S. Cupps
David S. Cupps, its Senior Vice President,
General Counsel and Corporate Secretary

EXECUTIVE

/s/ Michael S. Jeffries
Michael S. Jeffries